Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

DALLAS, TX, May 13, 2009 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the first quarter of fiscal 2009, the period ended March 31, 2009. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, storage organization systems for closets and garages and related accessories.

For the first quarter, U.S. Home Systems (USHS) had revenues of $26.2 million as compared to $31.9 million in the same quarter last year. Revenues in markets opened greater than one year declined $6.8 million, of which $2.1 million was due to the Company’s phase out its deck product line which was completed in December 2008.

The net loss was $960,000, or $0.13 per share for the first quarter ended March 31, 2009 as compared to a net loss of $5,000, or $0.00 per share in the first quarter ended March 31, 2008. USHS reported the widening loss in the current quarter reflects the prolonged weakness in the economic environment which has created weak demand and underutilization of its production capacity.

First Quarter Highlights:

•

USHS began to roll out a new range of home storage organization products for closets and garages. The Company plans to offer these products in all markets where it currently offers kitchen refacing products. During the first quarter 2009, the Company completed the introduction of these products in 8 of 42 markets.

•

Additionally, USHS began offering a kitchen cabinet and wood floor refinishing system through selected The Home Depot stores in the Boston, Mass., Long Island, N.Y., and Philadelphia, Pa. markets under the brand name N-Hance. The N-Hance wood renewal system utilizes a proprietary process involving the application of N-Hance cleaners, neutralizers, repair/fillers, coloring agents, sealers and finishes. In the aggregate, USHS generated approximately $550,000 in new orders for organization and N-Hance products in the first quarter 2009.

•

USHS reported new orders of $24.7 million in the first quarter as compared to $33.3 million for the first quarter of 2008. Excluding deck products, which the company phased out in 2008, new orders declined approximately 16.5% as compared to $29.6 million in the same period last year.

•	The Company initiated an employee based in-store marketing program in selected markets to supplement its third party provider and to establish a presence in a greater number of The

Home Depot stores. This was initiated, in part, due to an increase in the cost of USHS’ largest marketing lead generation source, its in-store marketing program. The Company incurred a rate increase from its third party in-store provider in January 2009, and simultaneously the sales close rates on this medium, which is normally lower than other lead generation sources, declined in the first quarter 2009. This resulted in a net increase in the Company’s effective cost of marketing. As a result of the increasing cost of the Company’s third party in-store program in certain markets, management is making adjustments and expanding the employee-based program in these markets.

•	During the first quarter, USHS repurchased 26,097 shares at an average price of $1.99 for an aggregate of $52,000. The Company has authorization to repurchase an additional $973,000 worth of shares.

Murray Gross, chairman and chief executive officer, commented, “We are beginning to see positive macro signals in our business, leading us to believe that we have reached a bottom. While we are not yet able to predict the rate of improvement, it’s likely that we will bounce along the bottom for a period of time, but conversion rate trends and other metrics provide us with long-term optimism. We continue to face challenges across our national footprint, especially the availability of consumer credit. Approximately 85% of our customers elect to utilize financing products provided principally through The Home Depot to fund their home improvement project. Since the second half of 2008 we experienced a sharp increase in the number of customers who have been declined financing for their home improvement project. In the first quarter, the rate of customers approved for financing declined to 79.8% from 90.6% in the first quarter last year. However, we experienced a 300 basis point improvement in the rate of financing approvals in the month of April 2009 as compared to March 2009. We are continuing to explore alternatives to expand the availability of credit to end-customers. We believe that the economic environment and the credit situation has created significant pent-up demand which should accelerate our recovery as the credit market and the overall economy begin to improve.”

“We began to implement some strategic changes in our marketing initiatives during the quarter, with the goal of increasing new orders and reducing costs,” Mr. Gross continued. “The decline in new orders and revenues has deleveraged our operating infrastructure and increased our effective cost of marketing. To address this, we are making adjustments in our in-store marketing program, including targeting higher-performing markets and scaling back our third-party program in underperforming areas, and we are reallocating marketing resources to enhance our efforts in areas with more experienced sales personnel and greater opportunity for consumer financing approval. We believe these actions will allow us to reduce our lead generation costs in the second quarter, with better performance as well.”

Mr. Gross concluded, “I would like to reiterate our outlook from last quarter. Although we believe the long-term outlook for the home improvement industry and our business is favorable, and we are encouraged by the market reception to our new products, we do not expect a meaningful change in our revenue in the second quarter of 2009. We will continue to address the operating environment to focus on our marketing strategy and, as necessary, make cost adjustments to support our long term objectives. We believe our financial condition will continue to remain strong as we work through this challenging time.”

Conference Call Information

Management of USHS will hold a conference call on May 13, 2009 at 4:30 p.m. ET to discuss its 2009 first quarter financial results. The financial results will be released following the close of trading on May 13, 2009. Interested parties may access the call by calling 1-877-941-2927 from within the United States, or 1-480-629-9725 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 20, 2009, and can be accessed by dialing 1-800-406-7325 (U.S.), 1-303-590-3030 (Int’l), pass code 4065581. This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until June 13, 2009 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

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USHS REPORTS FIRST QUARTER 2009 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended March 31,
	2009	2008
Revenues	$26,170	$31,947
Cost of remodeling contracts	11,690	15,387

Gross profit	14,480	16,560

Costs and expenses:
Branch operations	2,096	2,164
Sales and marketing	11,181	11,706
General and administrative	2,760	2,697

Total costs and expenses	16,037	16,567

Operating loss	(1,557)	(7)
Interest expense	38	41
Other income (expense)	36	41

Loss from continuing operations before income taxes	(1,559)	(7)
Income tax benefit	(599)	(2)

Loss from continuing operations	(960)	(5)
Loss on discontinued operations	—	—

Net loss	$(960)	$(5)

Net loss per common share – basic and diluted:
Continuing operations	$(0.13)	$(0.00)
Discontinued operations	—	—

Net loss per common share – basic and diluted	$(0.13)	$(0.00)

Number of weighted-average shares of common stock outstanding – basic and diluted	7,351,835	7,653,624

USHS REPORTS FIRST QUARTER 2009 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,169,950	$9,825,528
Marketable securities	2,061,150	2,036,049
Accounts receivable-trade, net of allowance for doubtful accounts of $160,984 and $141,158, respectively	3,572,216	3,060,337
Accounts receivable-other	59,587	28,060
Income tax receivable	465,406	574,303
Commission advances	780,971	863,405
Inventories	3,178,020	3,538,637
Prepaid marketing	962,292	1,272,535
Prepaid expenses	769,289	835,512
Deferred income taxes	1,193,260	568,737

Total current assets	22,212,141	22,603,103

Property, plant, and equipment, net	2,423,041	2,518,849
Assets held for sale	2,514,643	2,514,643
Goodwill	3,589,870	3,589,870
Other assets	922,892	662,391

Total assets	$31,662,587	$31,888,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,162,806	$2,968,908
Accrued wages, commissions, bonuses and vacation	2,095,526	1,396,326
Federal and state taxes payable	682,480	616,182
Long-term debt, current portion	219,335	214,254
Other accrued liabilities	906,655	1,032,778

Total current liabilities	7,066,802	6,228,448
Deferred income taxes	310,491	309,942
Long-term debt, net of current portion	2,474,213	2,530,636

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,685,365 and 7,654,196 shares issued; 7,347,015 and 7,341,943 shares outstanding at March 31, 2009 and December 31, 2008, respectively	7,686	7,654
Additional capital	15,452,510	15,449,223
Retained earnings	7,377,333	8,337,420
Treasury stock, at cost 338,350 and 312,253 shares at March 31, 2009 and December 31, 2008, respectively	(1,026,448)	(974,467)

Total stockholders’ equity	21,811,081	22,819,830

Total liabilities and stockholders’ equity	$31,662,587	$31,888,856